Exhibit 4(b)

MASTER TRANSFER AND NOVATION AGREEMENT

(INVESTMENT ADVISORY AND ADMINISTRATION CONTRACTS)

      THIS MASTER TRANSFER AND NOVATION AGREEMENT (as amended, modified or supplemented from time to time, the “Agreement”), dated as of March 1, 2011, by and among UBS FINANCIAL SERVICES INC., a Delaware corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended (“Advisers Act”) (“UBS FS”), UBS GLOBAL ASSET MANAGEMENT (AMERICAS) INC., a Delaware corporation registered as an investment adviser under the Advisers Act (“UBS Global AM”), and each of the investment companies listed on the signature pages hereto (each, a “Fund” and together, the “Funds”).

      WHEREAS, each of the Funds is registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

      WHEREAS, UBS FS is investment advisor and administrator in relation to each series of each Fund (each, a “Series”) pursuant to the investment advisory and administration contract listed next to the name of that Fund in Schedule I hereto (each, as amended, modified or supplemented from time to time, a “Contract” and together, the “Contracts”); and

      WHEREAS, UBS FS, pursuant to each Contract, has agreed to provide investment advisory, management and administrative services in relation to each Series; and

      WHEREAS, UBS FS and UBS Global AM desire to undertake and consummate an internal business restructuring; and

      WHEREAS, pursuant to such internal business restructuring, UBS FS desires to transfer by novation to UBS Global AM all of UBS FS’s rights, title and interest, in and under each Contract, and all of UBS FS’s duties and obligations under each Contract (each such transfer by novation is referred to herein as a “Novation”); and

      WHEREAS, as part of the Novation, UBS Global AM and each Fund (other than UBS RMA New Jersey Municipal Money Fund and UBS Cashfund Inc.) have agreed to include in the Contract to which such Fund is a party a new fee schedule to reduce the advisory and administration fees payable under that Contract;

      WHEREAS, UBS Global AM desires to agree to the Novation and thereby accept such rights, title and interest, and assume such duties and liabilities; and

      WHEREAS, each Fund desires to acknowledge and agree to the Novation of the Contract to which such Fund is a party and, pursuant to such Novation, accept UBS Global AM, and substitute UBS Global AM for UBS FS, as investment advisor and administrator to furnish administrative, investment advisory and management services to the Fund in relation to each Series of the Fund, in accordance with the terms of such Contract; and

      WHEREAS, UBS FS, UBS Global AM, and each Fund have received an opinion of Dechert LLP, of even date herewith, that the Novation may be effected without the approval of the shareholders of the Series of the Fund because, among other things, the Novation would not be deemed to be an “assignment” of the Contract to which such Fund is a party under the 1940 Act (the “Opinion”) or an amendment under applicable state contract law.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, each of the parties hereto agrees, in each case in respect of each Contract as follows:

1.    Novation. With effect from the date hereof:

(a)
UBS Global AM shall have (and hereby accepts) the benefit of all of the rights, title and interest, of UBS FS in and under each Contract, and shall perform (and UBS Global AM hereby assumes) all of the duties and obligations of UBS FS under each Contract.

(b)	UBS Global AM shall be bound by each Contract in every way as if it were named as a party thereto in substitution for UBS FS.

(c)
Each Fund acknowledges, and agrees to, the Novation of such rights, title and interests, and duties and obligations, by UBS FS to UBS Global AM, and acknowledges, and agrees to, the assumption by UBS Global AM of those duties and obligations, in respect of the Contract to which such Fund is a party. Each Fund shall be bound by the Contract to which that Fund is a party in every way as if UBS Global AM were named as a party thereto in substitution for UBS FS.

(d)
Each of UBS FS and the Funds agrees that UBS Global AM shall have no liability to UBS FS or a Fund in respect of any duties, obligations, causes of action, claims, liabilities or losses of any kind whatsoever arising out of or in connection with or under the Contract to which such Fund is a party prior to the effective date hereof.

(e)
Each of UBS Global AM and the Funds agree that UBS FS shall have no liability to UBS Global AM or a Fund in respect of any duties, obligations, causes of action, claims, liabilities or losses of any kind whatsoever arising out of or in connection with or under the Contract to which such Fund is a party on or after the effective date hereof.

2.    Separate Agreements. Except as otherwise set forth in this Section 2, upon the execution and delivery by a Fund of its signature page hereto, (a) this Agreement shall be deemed to have been entered into by that Fund, UBS Global AM and UBS FS only (with no other Fund or person being a party hereto), (b) this Agreement shall be deemed to be in relation to the Contract to which the Fund is a party and to no other Contract, and (c) this Agreement, and such Fund’s agreements, consents, acknowledgements, rights and

Exhibit 4(b)

liabilities hereunder, shall be construed accordingly. Without prejudice to the generality of the foregoing, (i) no Fund has entered into this Agreement with the intention of creating any legal relations with any other Fund and each Fund has rights and liabilities under, and is otherwise a party to, this Agreement severally in its own capacity and not jointly with any other Fund, and (ii) no Fund shall have any contractual relationship, or rights against or owe any duties or obligations to, any other Fund arising out of, or in connection with, or merely because it or such other Fund is a party to, this Agreement.

       Each Fund (for the benefit of itself, each other Fund and each of UBS Global AM and UBS FS) and each of UBS Global AM (for the benefit of itself, each Fund and UBS FS) and UBS FS (for the benefit of itself, each Fund and UBS Global AM) agrees to this Section 2 and, to the extent it relates to this Section 2, to Section 5 of this Agreement.

3.    Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

4.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

5.    Governing Law. This Agreement (other than Section 2) shall be construed in accordance with (a) the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof (if such Contract expressly provides that it, or some part of it, shall be construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of laws principles thereof) or, (b) the laws of the State of New York without giving effect to the conflicts of laws principles thereof (if such Contract does not expressly provide for any governing law). To the extent that the applicable laws of a State conflict with the applicable provisions of the 1940 Act, the latter shall control. Section 2 of this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof, and to the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

6.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act applicable to this Agreement or the transactions contemplated hereby is revised or relaxed by a rule, regulation, order, interpretation or “no-action” assurance (formal or informal), letter or other writing of the U.S. Securities and Exchange Commission or its staff, whether of special or general application, this Agreement shall be deemed to incorporate the effect of such rule, regulation or order. Without prejudice to the generality of the foregoing, capitalized terms defined in this

Exhibit 4(b)

Agreement, including in the recitals to this Agreement, shall have the meanings given to them in this Agreement or such recitals.

7.    New Agreement Execution. In relation to each Contract, each of UBS Global AM and the applicable Fund may, but shall not be required to, execute a new agreement that is materially in substance identical to the Contract to which such Fund is a party (other than for the substitution of UBS Global AM for UBS FS, the date of the agreement and the new fee schedule to reduce the advisory and administration fees payable under such Contract, as applicable). Such agreement, with UBS FS so substituted, shall be effective as of the date thereof, shall replace such Contract and, as stated in the Opinion, shall not require the approval of the shareholders of the Series of the Fund to which the Contract relates.

[Remainder of page intentionally left blank. Signature pages follow]

Exhibit 4(b)

                IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their respective officers designated below as of the day and year first written above.

Attest:	UBS Financial Services Inc.

/s/ James Langham	/s/ Kevin Ruth

Name: James Langham	Name: Kevin Ruth
Title: Executive Director	Title: Managing Director

UBS Global Asset Management
(Americas) Inc.

/s/ Igor Lasun	/s/ Keith A. Weller

Name: Igor Lasun	Name: Keith A. Weller
Title: Executive Director	Title: Executive Director & Senior
Associate General Counsel

UBS Cashfund Inc.

/s/ Thomas Disbrow	/s/ Andrew B. Shoup

Name: Thomas Disbrow	Name: Andrew Shoup
Title: Vice President & Treasurer	Title: Vice President & Chief Operating Officer

UBS Managed Municipal Trust

/s/ Thomas Disbrow	/s/ Andrew B. Shoup

Name: Thomas Disbrow	Name: Andrew Shoup
Title: Vice President & Treasurer	Title: Vice President & Chief Operating Officer

Exhibit 4(b)

UBS Municipal Money Market Series

/s/ Thomas Disbrow	/s/ Andrew B. Shoup

Name: Thomas Disbrow	Name: Andrew Shoup
Title: Vice President & Treasurer	Title: Vice President & Chief Operating Officer

UBS RMA Money Fund Inc.

/s/ Thomas Disbrow	/s/ Andrew B. Shoup

Name: Thomas Disbrow	Name: Andrew Shoup
Title: Vice President & Treasurer	Title: Vice President & Chief Operating Officer

UBS RMA Tax-Free Fund, Inc.

/s/ Thomas Disbrow	/s/ Andrew B. Shoup

Name: Thomas Disbrow	Name: Andrew Shoup
Title: Vice President & Treasurer	Title: Vice President & Chief Operating Officer

Exhibit 4(b)

Schedule I

Item	Fund	Name of Contract	Parties	Date

1.	UBS Cashfund Inc.	Investment Advisory and Administration Agreement	UBS PaineWebber Cashfund, Inc. & UBS Financial Services Inc. (as successor to UBS PaineWebber Inc.)	May 9, 2001

2.	UBS Managed Municipal Trust	Investment Advisory and Administration Agreement	PaineWebber Managed Municipal Trust & UBS Financial Services Inc. (as successor to PaineWebber Incorporated)	September 10, 1990

3.	UBS Municipal Money Market Series	Investment Advisory and Administration Agreement	PaineWebber/Kidder Peabody Municipal Money Market Series & UBS Financial Services Inc. (as successor to PaineWebber Incorporated)	April 13, 1995

4.	UBS RMA Money Fund Inc.	Investment Advisory and Administration Agreement	PaineWebber RMA Money Fund, Inc. & UBS Financial Services Inc. (as successor to PaineWebber Incorporated)	March 23, 1989

5.	UBS RMA Tax-Free Fund, Inc.	Investment Advisory and Administration Agreement	PaineWebber RMA Tax-Free Fund, Inc. & UBS Financial Services Inc. (as successor to PaineWebber Incorporated)	March 1, 1989

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